Exhibit 2

3Q15 Capital & Asset Quality Update (Pillar 3) AUGUST 2015 This document should be read in conjunction with Westpac’s Pillar 3 report for June 2015, incorporating the requirements of APS330. All comparisons in this document refer to 30 June 2015 compared to 31 March 2015 (unless otherwise stated)

CAPITAL

Capital ratios strengthened

Key movements in CET1[1] capital ratio in 3Q15

- 1H15 DRP and partial DRP underwrite (+58bps)
- Sale of shares in BTIM[2] (Institutional Offer) (+11bps)
- Other items impacting capital included
  - 1H15 interim dividend (-83bps)
  - RWA growth (excluding FX translation impact) (-22bps)
  - FX translation impact (+10bps)
  - 3Q15 earnings partially offset by rise in capital deductions

Key capital ratios (%)

	Jun-14	Mar-15	Jun-15
Common equity Tier 1 capital ratio	8.3	8.8	**9.0**
Additional Tier 1 capital	1.7	1.5	**1.5**
Tier 1 capital ratio	10.0	10.3	**10.5**
Tier 2 capital	1.7	1.8	**1.9**
Total regulatory capital ratio	11.7	12.1	**12.4**
Risk weighted assets (RWA) ($bn)	331	347	**351**

CET1 capital ratio quarterly (%)


Preferred CET1 capital ratio range 8.75% - 9.25%
6.9
7.4
7.2
7.7
7.5
8.2
8.3
8.7
8.4
9.1
8.3
8.8
8.3
8.9
8.4
8.8
9.0
Regulatory minimum 4.5% plus CCB[3] 3.5% (including D-SIB[4] buffer) from 2016 – total of 8.0%
Jun-11
Dec-11
Jun-12
Dec-12
Jun-13
Dec-13
Jun-14
Dec-14
Jun-15

Capital initiatives since June 2015

Since June 2015 a number of initiatives have been implemented that would have increased total regulatory capital by 49bps

- Finalised BTIM Retail Offer. Increases CET1 capital ratio and total regulatory capital ratio by around 4bps
- New hybrid - Westpac Capital Notes 3. Expected to raise around $1.25bn in Additional Tier 1 capital (adds around 36bps to Tier 1 and total regulatory capital ratios)
- In August 2015 issued $0.3bn of Tier 2 capital (adds around 9bps to Tier 2 capital and total regulatory capital ratios)

1 CET1 is common equity Tier 1. 2 BTIM is BT Investment Management. 3 CCB is capital conservation buffer. 4 D-SIB Is domestic systemically important banks.

2 | Westpac Group 3Q15 Capital & Asset Quality Update (Pillar 3), August 2015

Westpac GROUP

RWA movements 3 RWA movements in 3Q15 RWA movements ($bn) Attribution of credit RWA movements ($bn) Credit RWA movements ($bn) Total RWA increased 1.3% Credit RWA increased 0.5% or $1.6bn $6.2bn reflecting business growth $0.6bn from changes in credit risk $3.8bn reduction from translation impacts of the lower NZD $1.4bn reduction from lower mark-to-market credit risk Higher interest rate risk in the banking book (IRRBB) as rising market interest rates contributed to a lower embedded gain Other RWA classes relatively stable over the quarter CAPITAL

FUNDING & LIQUIDITY

Strong funding and liquidity position maintained

- Strong funding and liquidity position maintained
- Liquidity Coverage Ratio (LCR) 111% including
  - $63bn of High Quality Liquid Assets (HQLA)
  - APRA approved access to a Committed Liquidity Facility (CLF) of $66bn for calendar year 2015
- $141bn unencumbered liquid assets held as at 30 June 2015 (includes some liquids not qualifying for LCR and some liquids that are subject to haircut when included in LCR)
- Stable funding ratio 82.0%
  - $30bn of term wholesale funding raised year to date, including $2.2bn in capital securities. Weighted average term to maturity of 4.9 years

Liquidity coverage ratio ($bn)

	1H15	3Q15
High Quality Liquid Assets[1] (HQLA)	57	**63**
Committed Liquidity Facility[2] (CLF)	66	**66**
Total LCR liquid assets	123	**129**
Cash outflows in a 30-day defined stressed scenario		
Customer deposits	66	**69**
Wholesale funding	17	**22**
Other flows[3]	25	**25**
Total	108	**116**
LCR[4]	114%	**111%**

Stable funding ratio (%)


83.2%
83.2%
82.0%
7.1
9.7
4.9
9.3
7.1
1.7
60.2
6.2
10.6
5.0
9.7
7.0
1.8
59.7
7.2
10.8
4.4
9.8
7.0
1.9
58.9
Wholesale Onshore <1yr[5]
Wholesale Offshore <1yr[5]
Wholesale Onshore >1yr
Wholesale Offshore >1yr
Securitisation
Equity
Customer deposits
2H14
1H15
3Q15

FY15 year-to-date term funding[6] (%)


By product
22
15
2
3
4
54
Senior unsecured
Covered bond
RMBS
ABS
Subordinated debt
Hybrid
By tenor
1
32
21
3
43
2 years
3 years
4 years
5 years
>5 years

1 Includes HQLA as defined in APS 210, BS-13 qualifying liquids, less RBA open repos funding end of day exchange settlement account (ESA) balances with the RBA. 2 The RBA makes available to Australian Authorised Deposit-taking Institutions a CLF that, subject to qualifying conditions, can be accessed to meet LCR requirements under APS210 – Liquidity. 3 Other flows include credit and liquidity facilities, collateral outflows and inflows from customers. 4 LCR is calculated as the percentage ratio of HQLA and CLF over the total net cash outflows in a modelled 30-day defined stressed scenario. Calculated on a spot basis. 5 Includes long term wholesale funding with a residual maturity less than 1 year. 6 Full Year 2015 year to date term wholesale funding includes term funding raised up to 10 August 2015.

4 | Westpac Group 3Q15 Capital & Asset Quality Presentation (Pillar 3), August 2015

Westpac GROUP

High quality credit portfolio 5 Key asset quality metrics Stressed exposures as a % of TCE Australian 90+days delinquencies (%) Provision coverage ratios Stressed assets down $320m (3%) to $9.85bn Australian mortgage 90+ days delinquencies up 2bps to 49bps with most of the rise due to higher delinquencies in WA and Vic Australian credit card 90+ days delinquencies down 6bps to 102bps in line with seasonal trends Auto finance 90+ days delinquencies a little higher High quality New Zealand consumer portfolio maintained 90+ days mortgage delinquencies down 4bps to 21bps 90+ days credit card delinquencies down 10bps to 60bps Strong provisions and coverage Total provisions $3,458m No change to economic overlays 1H14 2H14 1H15 3Q15 Collectively assessed provisions to credit RWA 97bps 93bps 89bps 89bps Collectively assessed provisions to performing non-housing loans 134bps 129bps 128bps 128bps Impairment provisions to impaired assets 46% 45% 48% 47% Total provisions to gross loans 67bps 60bps 58bps 56bps ASSET QUALITY

A well diversified portfolio across industries 6 1 Exposures at default represents an estimate of the amount of committed exposure expected to be drawn by the customer at the time of default. Chart excludes consumer lending. 2 Finance and insurance includes banks, non-banks, insurance companies and other firms providing services to the finance and insurance sectors. 3 Property includes both residential and non-residential property investors and developers, and excludes real estate agents. 4 Construction includes building and non-building construction, and industries serving the construction sector. Exposures at default1 by sector ($bn) 2 3 4 Stressed exposures by industry ($bn) ASSET QUALITY

Trends in key business portfolios 7 1 Includes impaired exposures in default. Segments of interest Exposure at default $13.0bn % of total portfolio 1.4% On balance sheet lending $7.6bn Average risk grade1 BBB equivalent % of mining portfolio graded as ‘stressed’1 2.61% % of mining portfolio in default 0.82% Mining portfolio at 30 June 2015 Asset quality continues to improve with most portfolios recording a reduction in stress Some portfolios experienced a rise in stress including retail, manufacturing and utilities In retail, the rise aligns with the small increase in delinquencies In manufacturing and utilities, the rise in stress is isolated to a small number of names Economic overlay provisions are maintained for the manufacturing and mining segments Stress in the commercial property portfolio continued to reduce, down from 1.8% at 1H15 to 1.6% at 3Q15 High quality mining portfolio Stress in mining reduced in 3Q15 Diversified by commodity, customers and region Focused on quality operators with efficient, lower cost operating models Well rated, with just under 1% of exposures in default Underwriting includes customer sensitivity to movements in commodity prices Some increase in retail and manufacturing stress related to the pressure in the commodity sector Mining portfolio by sector at 30 June 2015 (%) Trends in key business portfolios over 3Q15 ASSET QUALITY 48 4 14 11 16 7 Oil and gas Iron ore Other metal ore Coal Mining services Other

Investor Relations Team 8 Andrew Bowden Head of Investor Relations +61 2 8253 4008 andrewbowden@westpac.com.au Leigh Short Senior Manager +61 2 8253 1667 lshort@westpac.com.au www.westpac.com.au/investorcentre click on ‘Analyst’s Centre’ Annual reports Presentations and webcasts 5 year financial summary Prior financial results For further information on Westpac Jacqueline Boddy Director +61 2 8253 3133 jboddy@westpac.com.au Louise Coughlan Director (Rating Agencies) +61 2 8254 0549 lcoughlan@westpac.com.au Debt Investor Relations Retail Shareholder Investor Relations Danielle Stock Manager +61 2 8253 6556 dstock@westpac.com.au or email: investorrelations@westpac.com.au Equity Investor Relations

Disclaimer 9 The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this presentation and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, 'indicative', ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘probability’, ‘risk’, ‘forecast’, ‘likely’, ‘estimate’, ‘anticipate’, ‘believe’, or similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in the section titled ‘Risk factors' in Westpac’s Interim Financial Results for the six months ended 31 March 2015 available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. We are under no obligation to update any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation.